UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2011

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, CA		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 2.01.	Completion of Acquisition or Disposition of Assets.

On July 7, 2011, First Republic Bank closed a secondary public offering of 13,000,000 million shares of its common stock for $31.75 per share. As part of First Republic Bank’s secondary public offering, ColFin FRB Investor, LLC (“FRB Investor”), a joint venture between Colony Financial, Inc. (the “Company”) and investment funds managed by affiliates of the Company’s manager, sold 5,000,000 shares of common stock in First Republic Bank, which resulted in net cash proceeds to the Company (after the Company’s pro rata share of underwriting discounts and expenses) of approximately $9.0 million. After giving effect to the disposition of shares as part of First Republic Bank’s secondary public offering, FRB Investor owns an approximate 15.6% interest in First Republic Bank, and the Company owns an approximate 0.9% indirect interest in First Republic Bank through its interest in FRB Investor.

Item 9.01.	Financial Statements and Exhibits.

(b)(1) Pro Forma Financial Information.

The unaudited pro forma financial information required to be filed in connection with the disposition described in Item 2.01 is attached to this report as Exhibit 99.1.

(d) Exhibits.

Exhibit Number	Description

99.1	Pro forma consolidated balance sheet of Colony Financial, Inc. as of March 31, 2011 and pro forma consolidated statements of operations for the three months ended March 31, 2011 and the year ended December 31, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2011	COLONY FINANCIAL, INC.

	By:	/s/ Ronald M. Sanders
Ronald M. Sanders
Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Pro forma consolidated balance sheet of Colony Financial, Inc. as of March 31, 2011 and pro forma consolidated statements of operations for the three months ended March 31, 2011 and the year ended December 31, 2010